EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Metris Companies Inc.:

We consent to the incorporation by reference in Registration Statement Nos.: 333-42529, 333-42961, 333-52627, 333-52629, 333-78345, 333-36924, 333-51390, 333-91917, and 333-60870 on Form S-8 333-60973, 333-47066, 333-82007 on Form S-3; and 333-43771 and 333-86695 on Form S-4; and 333-88178 on Form S-8 of Metris Companies Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Metris Companies Inc.

Our report refers to a change in the Company’s calculation of earnings per share in 2004.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
March 11, 2005